UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) January 14, 2010

eHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33071	56-2357876
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

440 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices) (Zip code)

(650) 584-2700

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2010, eHealth, Inc. (the “Company”) entered into a Management Retention Agreement (“Agreement”) with each of Bruce A. Telkamp and Sheldon X. Wang, both named executive officers of the Company (each, an “Executive”) summarized herein. The receipt of any severance benefits under each Agreement is subject to the Executive signing and not revoking a release of claims in favor of the Company.

Change in Control Severance Benefits. If Executive terminates his employment with the Company for Good Reason (as defined in the Agreement), or the Company terminates Executive’s employment without Cause (as defined in the Agreement), during the period beginning on the date of a Change in Control and ending twelve (12) months thereafter (the “Change in Control Period”), Executive will receive the following severance benefits from the Company:

•	A lump-sum cash payment (less applicable withholding taxes) in an amount equal to twelve (12) months of Executive’s then current base salary.

•	A lump-sum cash payment (less applicable withholding taxes) in an amount equal to Executive’s then current target annual bonus, pro-rated to the date of termination.

•	100% of Executive’s then outstanding and unvested equity awards will fully vest.

•

The Executive and his covered dependents will receive continued Company-paid group health, dental and vision benefits until the earlier of (i) twelve (12) months from the termination date, or (ii) until they become covered under comparable group health, dental and vision plans of another employer.

The severance provided in the Agreement constitutes the respective Executive’s exclusive rights to severance in the event of covered terminations of service within the Change in Control Period and supersede all severance benefits within the Change in Control Period under the respective Executive’s offer letter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2010	/s/ GARY L. LAUER
Gary L. Lauer
President and Chief Executive Officer
(Principal Executive Officer)